Winland Electronics, Inc. Reports Third Quarter 2009

Q3 Revenues total $5.1 million; $0.19 EPS loss

Mankato, Minn. / November 12, 2009 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced net sales of $5.1 million for the third quarter ending September 30, 2009 versus $7.0 million, down 26.9 percent, in the comparable period in 2008.  The Company reported a net loss of $695,000, or $0.19 per share, versus a net profit of $118,000, or $0.03 per share, in the third quarter of 2008.

The Company’s Electronic Manufacturing Services (EMS) segment sales for the quarter totaled $4.2 million versus $6.1 million in the second quarter of 2008, a decrease of 30.1 percent year-over-year.  The segment recorded an operating loss of $332,000 in the period, versus an operating profit of $553,000 in the third quarter of 2008.  Net sales for Winland’s Proprietary Products segment totaled $894,000, down $58,000, or 6.1 percent, from the comparable period in 2008.  The Company’s Proprietary Products segment recorded an operating profit of $133,000 versus an operating profit of $130,000 in the comparable period of 2008.

“In spite of encouraging signs of life within the manufacturing and technology sectors, during the quarter our clients continued to hold their inventory levels very low and have been reluctant to place new production orders,” said Thomas de Petra, President and Chief Executive Officer of Winland Electronics. “Sales of our proprietary products, however, are encouraging, having improved significantly on a sequential basis over the second quarter and in profitability both sequentially and year-over-year.”

Overall operating expenses were down $55,000 or 5.4 percent, from the comparable period in 2008.  G&A expenses were down 18.8 percent, while sales and marketing spending was up 15.7 percent, as a result of increased sales efforts.

“After laying the foundation over the past several quarters with operational and quality improvements, we continue to push hard with aggressive sales efforts that compliment recent successes with new customer acquisitions,” de Petra said. “This effort is a top priority, along with achieving a healthy level of sales relative to our cost structure.”

While third quarter results reflected continued industry-wide softness in the EMS industry, the Company has been  encouraged by increases in requests for quotations on new products from long-term customers, as well as the number of small but growing orders from customers acquired during the past several months.  “We are seeing quote requests coming from additional divisions and subsidiaries of existing customers,” de Petra said.  “We believe these new opportunities are the direct result of operational and quality improvements undertaken during the past several quarters that have moved Winland up to preferred supplier status with these customers.”

Operationally, gross margins during the quarter continued to be negatively affected by unabsorbed fixed overhead from lower sales and the higher costs of initial production with new customers.  Overall gross margins declined to 5.7 percent from 16.0 percent in the comparable period in 2008.

During the quarter, the Company continued to benefit from its efforts to broaden its customer base and to extend its service capabilities into design engineering, allowing the Company to engage with customers earlier on in the product development cycle.  “We are encouraged by new manufacturing customer prospects from the medical, electronic instrumentation and industrial markets, as we continue to engage with these kinds of customers in the engineering design and prototype development stages that precede production-level manufacturing,” de Petra said.

Winland’s customer base now includes companies in transportation logistics and fleet management, safety, industrial, instrumentation and medical market sectors.

Nine-Month Results

Net sales for the nine months ended September 30, 2009 were $18.0 million, down $2.9 million, or 13.8 percent, from the comparable period in 2008. EMS net sales totaled $15.6 million, down 14.0 percent from the first nine months of 2008, and proprietary product sales of $2.4 million declined by 12.5 percent, from $2.7 million in the comparable period in 2008.  The net loss for the period totaled $1.5 million, or $0.42 per share, versus $1.0 million, or $0.28 per share, in the first nine months of 2008.  Gross margins decreased to 10.3 percent from 11.5 percent for the nine months ended September 30, 2009 versus the corresponding period in 2008.

The Company reported an operating loss of $1.3 million in the first nine months of 2009 versus $1.1 million for the nine months ended September 30, 2008. The Company’s EMS segment reported operating income of $100,000 for the nine months ended September 30, 2009 compared to operating income of $630,000 reported a year ago. Operating income for the Company’s Proprietary Products segment totaled $239,000 for the nine months ended September 30, 2009 compared to $60,000 last year. The $179,000 of increased income was driven by $500,000 in reduced spending on new product development offset by $234,000 of wages and benefits relating to increased sales and marketing staff, a $50,000 increase in advertising & promotions, $37,000 in commissions paid to outside rep agencies and $20,000 in travel-related expenses.

“Our entire industry has been under significant pressure from a sales standpoint, but we have continued to make progress in our plans to target customers and industry segments for growth and diversification, de Petra said.  “We’ve set a very high bar for ourselves – with service and quality levels that mirror the standard-setters in our industry and by becoming a true partner with our customers in helping them design and implement solutions that lower their own manufacturing costs, minimize supply chain risks, enhance time-to-market, and improve their efficiency and profitability.”

Call Details:

Date:  Thursday, November 12, 2009

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Third Quarter Fiscal 2009 Conference Call

Dial-in number: 877-407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, November 12, 2009 through Thursday, November 19, 2009.  To access the replay, call 877-660-6853, using Account #336 and enter replay ID 328185.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, December 3, 2009. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that after laying the foundation over the past several quarters with operational and quality improvements, the Company continues to push hard with aggressive sales efforts that compliment recent success with new customer acquisitions, (ii) the Company has been encouraged by increases in requests for quotations on new products from long-term customers, as well as the number of small but growing orders from customers acquired during the past several months, (iii) the Company believes that there are new opportunities are the direct results of operational and quality improvements undertaken during the past several quarters and that have moved the Company up to preferred supplier status with these customers and (iv) the Company is encouraged by new manufacturing customer prospects from the medical, electronic instrumentation and industrial markets, as it continues to engage with these kinds of customers in the engineering design and prototype development stages that precede production-level manufacturing.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company’s aggressive sales efforts do not in fact result in new customer acquisitions, (ii) that the increased requests for quotations on new products from long-term customers, as well as the number of small but growing orders from customers acquired during the past several months does not in fact lead to substantial new business, (iii) the Company’s efforts in operational and quality improvements undertaken during the past several quarters have not in fact moved the Company up to a preferred supplier status with any of its customers and (iv) the new manufacturing customer prospects from the medical, electronic instrumentation and industrial markets do not lead to production level manufacturing.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	September 30, 2009	December 31, 2008
	(Unaudited)
Current Assets
Cash	$290	$356
Accounts receivable, less allowance for doubtful
accounts of $38 and $127	3,022	3,901
Refundable income taxes	391	595
Inventories	3,817	4,337
Prepaid expenses and other assets	446	231
Total current assets	7,966	9,420

Property and equipment at cost	12,100	12,112
Less accumulated depreciation	(7,757)	(7,201)
Net property and equipment	4,343	4,911
Total assets	$12,309	$14,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$506	$-
Current maturities of long-term debt	375	392
Accounts payable	1,528	2,457
Accrued expenses:
Compensation	521	446
Allowance for rework and warranty costs	51	80
Other	31	41
Total current liabilities	3,012	3,416

Long Term Liabilities
Long-term debt, less current maturities	794	1,079
Deferred revenue	124	130
Other long term tax liabilities	258	129
Total long-term liabilities	1,176	1,338

Stockholders' Equity
Common stock, par value $0.01 per share; authorized
20,000,000 shares; issued and outstanding 3,679,719 and 3,669,148 shares as of September 30, 2009 and December 31, 2008, respectively.	37	37
Additional paid-in capital	4,991	4,913
Retained earnings	3,093	4,627
Total stockholders' equity	8,121	9,577
Total liabilities and stockholders' equity	$12,309	$14,331

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$5,122	$7,003	$18,008	$20,901
Cost of sales	4,831	5,883	16,153	18,487
Gross profit	291	1,120	1,855	2,414

Operating expenses
General and administrative	468	576	1,636	1,769
Sales and marketing	347	300	1,122	993
Research and development	143	137	394	731
Total operating expenses	958	1,013	3,152	3,493

Operating income (loss)	(667)	107	(1,297)	(1,079)

Other income (expense)
Interest expense	(30)	(34)	(75)	(98)
Other income (expense), net	2	12	(12)	22
Total other expense	(28)	(22)	(87)	(76)

Income (loss) before income taxes	(695)	85	(1,384)	(1,155)

Income tax benefit (expense)	-	33	(150)	128
Net income (loss)	$(695)	$118	$(1,534)	$(1,027)

Income (loss) per common share:
Basic & Diluted	$(0.19)	$0.03	$(0.42)	$(0.28)

Weighted-average number of common shares outstanding:
Basic & Diluted	3,679,719	3,656,668	3,672,710	3,647,309

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(1,534)	$(1,027)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	615	611
Non-cash stock based compensation	72	202
Allowance for doubtful accounts	(89)	-
Loss on disposal of property and equipment	20	-
Deferred tax assets	-	118
Changes in assets and liabilities:
Accounts receivable	968	(401)
Refundable income taxes	204	(262)
Inventories	520	(7)
Prepaid expenses and other assets	(215)	(80)
Accounts payable	(929)	904
Accrued expenses, including deferred revenue and
other long term tax liabilities	159	(224)
Net cash used in operating activities	(209)	(166)

Cash Flows From Investing Activities
Purchases of property and equipment	(75)	(130)
Proceeds from sale of property and equipment	8	-
Net cash used in investing activities	(67)	(130)

Cash flows From Financing Activities
Net borrowings on revolving line of credit	506	55
Payments on long-term borrowings, including capital
lease obligations	(302)	(397)
Proceeds from issuance of common stock	6	20
Net cash provided by (used in) financing activities	210	(322)

Net decrease in cash	(66)	(618)

Cash
Beginning of period	356	1,152
Ending of period	$290	$534

Supplemental information
Cash payments for interest	$77	$98
Cash received for income taxes	$183	$1

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended September 30, 2009
Net sales	$4,228	$894	$-	$5,122
Operating income (loss)	(332)	133	(468)	(667)

Three months ended September 30, 2008
Net sales	$6,051	$952	$-	$7,003
Operating income (loss)	553	130	(576)	107

Nine months ended September 30, 2009
Net sales	$15,636	$2,372	$-	$18,008
Operating income (loss)	100	239	(1,636)	(1,297)

Nine months ended September 30, 2008
Net sales	$18,191	$2,710	$-	$20,901
Operating income (loss)	630	60	(1,769)	(1,079)